Issuer Free Writing Prospectus dated November 10, 2021

Filed Pursuant to Rule 433 under the Securities Act of 1933

Relating to the Preliminary Prospectus dated November 5, 2021

Registration Statement No. 333- 260163

VAXXINITY, INC.

This free writing prospectus relates to and supplements the preliminary prospectus, subject to completion, dated November 5, 2021 (the “Preliminary Prospectus”) contained within the Registration Statement on Form S-1 (File No. 333- 260163) (the “Registration Statement”) of Vaxxinity, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

Update

As previously disclosed in the Preliminary Prospectus, United Biomedical, Inc. (“UBI”) is the Company’s largest stockholder, the licensor of certain of the Company’s intellectual property and is a commercial partner of the Company. Also, as previously disclosed in the Preliminary Prospectus, the Company has been advised that there is currently an ongoing dispute (the “Dispute”) within UBI between Dr. Chang Yi Wang and the other four members of UBI’s board of directors relating to certain corporate governance matters, including the overall management and control of UBI, as well as its relationship with the Company.

Late in the day on November 9, 2021, counsel to the Company received correspondence on behalf of Dr. Wang (the “Correspondence”). The Correspondence outlines Dr. Wang’s concerns that the Preliminary Prospectus does not accurately describe the relationship between the Company and UBI, namely the Company’s ability to operate independently from UBI. The Correspondence also relays Dr. Wang’s concerns that the Preliminary Prospectus does not fully describe the disruption to the Company’s business that could result from the Dispute, including with respect to intellectual property agreements among the Company and UBI and its affiliates. Various other claims have been made by Dr. Wang regarding UBI’s corporate governance, the operations of the Company and the disclosures for this offering, and the Company cannot predict the course of the Dispute. However, the Company has carefully considered Dr. Wang’s concerns and, based on the current disclosures included in the Preliminary Prospectus and the Company’s diligence efforts, the Company remains confident in the appropriateness and accuracy of its disclosures.

The Company has filed a registration statement (including a prospectus) with the SEC relating to its Class A common stock to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and its Class A common stock. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Company or one of the underwriters will arrange to send you the prospectus if you request it from BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001 or by email dg.prospectus_requests@bofa.com; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 1-877-821-7388 or by email at Prospectus_Department@Jefferies.com; or Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, New York 10055, or by telephone at 1-888-474-0200, or by email at ecm.prospectus@evercore.com.